As filed with the Securities and Exchange Commission on December 3, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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PHOTOMEDEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2058100
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2005 Equity Compensation Plan
Amended and Restated 2000 Non-Employee Director Stock Option Plan
(Full title of plan)

Dennis McGrath
Chief Executive Officer
Photomedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Phone: (215) 963-5262

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01	465,715	$5.44	$2,533,490	$180.64

(1)
The number of shares to be registered consists of: (A) 455,715 shares issuable under the Amended and Restated 2005 Equity Compensation Plan, thereby increasing the number of shares reserved for issuance thereunder from 194,285 shares to 650,000 shares of common stock, and (B) 10,000 Shares issuable under the Amended and Restated 2000 Non-Employee Director Stock Option Plan, thereby increasing the number of shares reserved for issuance thereunder from 50,000 shares to 60,000 shares of common stock,. Pursuant to Rule 416 (a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of such plans in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high ($5.71) and low ($5.17) prices of the common stock of PhotoMedex, Inc. as reported on the Nasdaq Global Market on December 1, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

In accordance with General Instruction E to Form S-8, the contents of the registration statements on Form S-8 previously filed by PhotoMedex, Inc., a Delaware corporation, (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on May 13, 2009 (Registration Nos. 333-159224) and on October 9, 2007 (Registration No. 333-146558) are incorporated herein by reference and made a part hereof.

In addition, this registration statement also incorporates by reference the additional documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2009, as amended.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010; June 30, 2010; and September 30, 2010.

•
Current Reports on Form 8-K filed with the Commission on January 11, 2010; February 3, 2010; March 23, 2010, as amended March 24, 2010; May 4, 2010; May 7, 2010; June 2, 2010; July 8, 2010; August 18, 2010, as amended August 26, 2010; and November 3, 2010.

•	The description of the Common Stock of the Registrant set forth in its Registration Statement on Form S-1 filed December 31, 2009, including any other amendment or report filed with the Commission for the purposes of updating such description.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after the date of this registration statement, but before the end of this offering, will be deemed to be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Experts

The consolidated financial statements of the Registrant, which are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Registrant management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 which are included in such Annual Report, have been audited by Amper, Politziner & Mattia, LLP, independent registered public accounting firm, as set forth in their reports thereon, as included therein and as incorporated herein by reference. Such financial statements and management assessment are, and audited financial statements and Registrant management’s assessments of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Amper, Politziner & Mattia, LLP pertaining to such financial statements and management assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

On August 16, 2010, the Registrant was notified that Amper, Politziner & Mattia, LLP had combined its practice with that of Eisner, LLP, an independent registered public accounting firm, and that the combined practice operates under the name EisnerAmper LLP. The Audit Committee of the Registrant’s Board of Directors has engaged EisnerAmper LLP to serve as the Registrant’s independent registered public accounting firm.

ITEM 4. Description of Securities.

Not Applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not Applicable.

ITEM 6. Indemnification of Officers and Directors.

Our Restated Certificate of Incorporation generally provides for the maximum indemnification of a corporation’s officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense. The corporation, unless ordered by a court or advanced pursuant to this section, must make any indemnification under this section, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court as referenced above: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Further, we have entered into agreements of indemnification with our directors that provide for customary procedures regarding defense of claims and advancement of expenses.  We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims made against them for negligent acts or omissions while acting in their capacity as directors and officers.

ITEM 8. Exhibits.

See Index to Exhibits included elsewhere in this registration statement.

ITEM 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on December 2, 2010.

PHOTOMEDEX, INC.

By:	________________________________
Dennis McGrath
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Denis McGrath and Christina L. Allgeier, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Richard J. DePiano	Chairman of the Board of Directors	December 2, 2010
Richard J. DePiano

/s/ James W. Sight	Vice Chairman of the Board of Directors	December 2, 2010
James W. Sight

/s/Dennis M. McGrath	President and Chief Executive Officer	December 2, 2010
Dennis M. McGrath

/s/Christina L. Allgeier	Chief Financial Officer (Principal Accounting Officer	December 2, 2010
Christina L. Allgeier

/s/ Alan R. Novak	Director	December 2, 2010
Alan R. Novak

/s/ David W. Anderson	Director	December 2, 2010
David W. Anderson

/s/ Leonard L. Mazur	Director	December 2, 2010
Leonard L. Mazur

/s/ Paul J. Denby	Director	December 2, 2010
Paul J. Denby

/s/ Stephen P. Connelly	Director	December 2, 2010
Stephen P. Connelly

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation, filed on August 8, 2000 (1)

3.2	PhotoMedex, Inc. Certificate of Amendment to Restated Certificate of Incorporation, filed on February 3, 2010. (2)

5.1	Opinion of Morgan, Lewis & Bockius LLP *

10.1	Photomedex, Inc. Amended and Restated 2005 Equity Compensation Plan *

10.2	PhotoMedex, Inc. 2000 Amended and Restated Non-Employee Director Stock Option Plan *

23.1	Consent of Amper, Politziner & Mattia, LLP *

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto) *

24.1	Power of Attorney (included on signature page of this registration statement) *
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* Filed herewith.

(1) Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. (2) Filed as part of our Current Report on Form 8-K on February 3, 2010.